CNO Financial (1)
February 13, 2018

Exhibit 99.1
For Immediate Release

CNO Financial Group Reports Fourth Quarter and Full Year 2017 Results
Carmel, Ind., February 13, 2018 - CNO Financial Group, Inc. (NYSE: CNO) today announced a net loss for the fourth quarter of 2017 of $70.9 million, or 42 cents per diluted share, compared to net income of $234.2 million, or $1.34 per diluted share, in the fourth quarter of 2016. Results for both the fourth quarter and full year of 2017 reflect the one-time unfavorable impact of $172.5 million related to the Tax Cuts and Jobs Act (the "Tax Reform Act") which was enacted in December 2017. For the full year 2017, CNO reported net income of $175.6 million, or $1.02 per diluted share, compared to $358.2 million, or $2.01 per diluted share in 2016.
The Tax Reform Act will be an ongoing benefit to the company, with the estimated effective tax rate in the 21 to 23 percent range. Excluding the one-time unfavorable impacts of the Tax Reform Act, fourth quarter 2017 net income was $101.6 million, or 61 cents per diluted share, and full year 2017 net income was $348.1 million, or $2.02 per diluted share.
CNO also announced that fourth quarter 2017 net operating income (1) increased to $85.8 million, or 51 cents per diluted share, compared to $84.9 million, or 49 cents per diluted share, in the fourth quarter of 2016. For the full year 2017, CNO reported that net operating income (1) increased to $300.9 million, or $1.75 per diluted share, compared to $262.5 million, or $1.47 per diluted share in 2016.
"CNO had another strong quarter, capping off a solid year highlighted by a double digit increase in operating earnings," said Gary Bhojwani, chief executive officer of CNO.  "We experienced good asset growth in our accumulation businesses and saw improvements in nearly all of our Growth Scorecard measures across the firm. We are well positioned to build on our momentum as we continue to implement strategic initiatives that we expect will accelerate growth in our key production metrics."
"While our fourth quarter earnings were negatively impacted by the Tax Reform Act, we expect the ongoing improvements to our income will more than offset the one-time accounting impacts."
Fourth Quarter 2017 Highlights

•	First-year collected premiums: $357.3 million, down 5% from 4Q16

•	Total collected premiums: $940.9 million, down 1% from 4Q16

•	New annualized premium ("NAP") (2) for life and health products: $85.4 million, down 5% from 4Q16

•	Annuity collected premiums: $272.6 million, down 4% from 4Q16

•	Annuity account values: $8.5 billion, up 4% from 4Q16

•	Policies inforce of 3.5 million (including third party policies inforce), down 1% from 4Q16

•	Net income (loss) per diluted share: (42) cents in 4Q17 compared to $1.34 in 4Q16

•	Net operating income (1) per diluted share: 51 cents in 4Q17 compared to 49 cents in 4Q16

•	Book value per common share increased to $29.05 at December 31, 2017 from $25.82 at December 31, 2016

•	Book value per diluted share, excluding accumulated other comprehensive income (loss) (3), was $21.43 at December 31, 2017 compared to $22.02 at December 31, 2016

•	Unrestricted cash and investments held by our holding company were $397 million at December 31, 2017 compared to $264 million at December 31, 2016

•	Common stock repurchases of $27.0 million and dividends of $15.1 million in 4Q17
Full Year 2017 Highlights

•	First-year collected premiums: $1,374.1 million, up 2% from 2016

CNO Financial (2)
February 13, 2018

•	Total collected premiums: $3,688.3 million, up 2% from 2016

•	NAP (2) for life and health products: $332.6 million, down 7% from 2016

•	Annuity collected premiums: $1,031.5 million, up 6% from 2016

•	Net income per diluted share: $1.02 in 2017 compared to $2.01 in 2016

•	Net operating income (1) per diluted share: $1.75 in 2017 compared to $1.47 in 2016

•	Common stock repurchases of $167.1 million and dividends of $59.6 million in 2017

•
Consolidated risk-based capital ratio was estimated at 446% at December 31, 2017, reflecting estimated statutory operating earnings of $362 million and insurance company dividends to the holding company of $357.7 million during 2017

Quarterly Segment Operating Results

	Three months ended
	December 31,
	2017	2016
	(Dollars in millions, except per share data)
Adjusted EBIT (4):
Bankers Life	$109.7	$138.9
Washington National	23.7	29.9
Colonial Penn:
Inforce business (5)	17.5	13.4
New business (5)	(11.6)	(8.8)
Total Colonial Penn	5.9	4.6
Long-term care in run-off	.6	(3.9)
Adjusted EBIT from business segments	139.9	169.5
Corporate Operations, excluding corporate interest expense	(3.3)	(23.0)
Adjusted EBIT	136.6	146.5
Corporate interest expense	(11.7)	(11.5)
Operating earnings before taxes	124.9	135.0
Tax expense on operating income	39.1	50.1
Net operating income (1)	85.8	84.9
Net realized investment losses (net of related amortization)	(2.0)	(14.8)
Fair value changes in embedded derivative liabilities (net of related amortization)	5.5	46.2
Fair value changes related to agent deferred compensation plan	1.2	15.1
Other	(4.2)	(.8)
Non-operating income (loss) before taxes	.5	45.7
Income tax expense (benefit):
On non-operating income (loss)	.1	16.0
Valuation allowance for deferred tax assets and other tax items	157.1	(119.6)
Net non-operating income (loss)	(156.7)	149.3
Net income (loss)	$(70.9)	$234.2

Per diluted share:
Net operating income	$.51	$.49
Net realized investment losses (net of related amortization and taxes)	(.01)	(.06)
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.02	.17
Fair value changes related to agent deferred compensation plan (net of taxes)	.01	.06
Valuation allowance for deferred tax assets and other tax items	(.94)	.68
Other	(.01)	—
Net income (loss)	$(.42)	$1.34

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CNO Financial (3)
February 13, 2018

The following table summarizes the financial impact of significant items on our 4Q17 net operating income (dollars in millions, except per share amounts):

	Three months ended
	December 31, 2017*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$109.7	$(10.8)	$98.9
Washington National	23.7	1.0	24.7
Colonial Penn	5.9	—	5.9
Long-term care in run-off	.6	—	.6
Adjusted EBIT from business segments	139.9	(9.8)	130.1
Corporate Operations, excluding corporate interest expense	(3.3)	—	(3.3)
Adjusted EBIT (4)	136.6	(9.8)	126.8
Corporate interest expense	(11.7)	—	(11.7)
Operating earnings before taxes	124.9	(9.8)	115.1
Tax expense on operating income	39.1	(3.4)	35.7
Net operating income	$85.8	$(6.4)	$79.4

Net operating income per diluted share	$.51	$(.04)	$.47

The significant items in 4Q17 included adjustments arising from our comprehensive annual actuarial review of assumptions including $10.8 million of favorable impacts in the Bankers Life segment and $1.0 million of unfavorable impacts in the Washington National segment.

* See page 10 for the table of Net Operating Income Excluding Significant Items for the three months ended December 31, 2016.

Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. First-year collected premiums in 4Q17 were $326.4 million, down 5 percent from 4Q16. First year collected premiums in 2017 were $1,245.6 million, up 3 percent from 2016. NAP for life and health products in 4Q17 was $43.5 million, down 9 percent compared to 4Q16. NAP for life and health products in 2017 was $161.8 million, down 12 percent from 2016. Average producing agents (over the last twelve months) were down 7 percent from 4Q16. Average producing agents in their third year of service or later (over the last twelve months) in 4Q17 were down 1 percent compared to 4Q16.
Total collected premiums in 4Q17 were $696.3 million, down 2 percent from 4Q16. Total collected premiums in 2017 were $2,706.4 million, up 2 percent from 2016. Annuity collected premiums in 4Q17 were $272.3 million, down 4 percent from 4Q16. Annuity collected premiums in 2017 were $1,030.6 million, up 6 percent from 2016. Annuity account values, on which spread income is earned, increased 5 percent to $8.2 billion in 4Q17 compared to 4Q16. Total policies inforce (including third party policies inforce) decreased 1 percent and third party policies inforce increased 7 percent from 4Q16.
Pre-tax operating earnings in 4Q17 compared to 4Q16 were down $29.2 million, or 21 percent. Pre-tax operating earnings in 4Q17 of $109.7 million included $10.8 million of positive impacts from our comprehensive annual actuarial review including the net impact of changes to mortality assumptions related to interest-sensitive life products. Pre-tax operating earnings in 4Q16 reflected $45.8 million of positive impacts from our comprehensive annual actuarial review including the net impact of changes to spread and persistency assumptions related to fixed index annuities. In addition, our 4Q17 earnings reflected $5.2 million of higher income from call premiums and prepayments compared to 4Q16.

CNO Financial (4)
February 13, 2018

The long-term care interest-adjusted benefit ratio was 73.1 percent in 4Q17, lower than the 4Q16 ratio of 76.0 percent. The 4Q17 ratio reflects no increase to the future loss reserve, given the outcome of the year-end 2016 actuarial review, compared to a $7.6 million increase in 4Q16. The 4Q16 ratio was also impacted by $2.7 million of one-time reserve releases related to policyholder decisions to surrender or reduce coverage following rate increases. Such reserve releases in 4Q17 were not significant. We currently expect the long-term care interest-adjusted benefit ratio to be in the range of 75 percent to 80 percent during 2018.
Pre-tax operating earnings in 4Q17 reflected a Medicare supplement benefit ratio of 70.7 percent, lower than the 4Q16 ratio of 71.2 percent. We currently expect the Medicare supplement benefit ratio to be in the range of 71 percent to 74 percent during 2018.
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. First-year collected premiums in 4Q17 were $19.3 million, flat with 4Q16. First year collected premiums in 2017 were $78.4 million, essentially flat with 2016. NAP from life and health products in 4Q17 was $27.1 million, up slightly from 4Q16. NAP for life and health products in 2017 was $102.1 million, up 3 percent from 2016. The average number of producing agents (over the last twelve months) in 4Q17 was up 1 percent compared to 4Q16.
Total collected premiums from the segment's supplemental health block were up 4 percent in 4Q17 compared to 4Q16. Total collected premiums from this block in 2017 were $589.1 million, up 4 percent from 2016.
Pre-tax operating earnings in 4Q17 compared to 4Q16 were down $6.2 million, or 21 percent. Pre-tax operating earnings in 4Q17 included higher expenses compared to 4Q16 and $1 million of unfavorable impacts from our comprehensive annual actuarial review of assumptions primarily related to interest-sensitive life products. The supplemental health interest-adjusted benefit ratio was 56.6 percent and 57.0 percent in 4Q17 and 4Q16, respectively. We currently expect the supplemental health interest-adjusted benefit ratio to be in the range of 58 percent to 61 percent during 2018.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. First-year collected premiums in 4Q17 were $11.6 million, down 12 percent from 4Q16. First year collected premiums in 2017 were $50.1 million, down 9 percent from 2016. NAP in 4Q17 was $14.8 million, up slightly from 4Q16. NAP in 2017 was $68.7 million, down 10 percent from 2016.
Total collected premiums were up 3 percent in 4Q17 compared to 4Q16. Total collected premiums in 2017 were $291.6 million, up 4 percent from 2016.
Pre-tax operating earnings in 4Q17 were $5.9 million compared to $4.6 million in 4Q16. Full year 2017 pre-tax operating earnings were $22.6 million in 2017, compared to $1.7 million in 2016. Inforce adjusted EBIT in 4Q17 was $17.5 million, up 31 percent from 4Q16. Full year 2017 inforce adjusted EBIT was $68.8 million, up 26 percent from 2016. Pre-tax operating earnings and inforce adjusted EBIT in 2017 were favorably impacted by $3.0 million related to an out-of-period adjustment and refinement to liabilities for insurance products recognized in 3Q17. Pre-tax operating earnings and inforce adjusted EBIT in 4Q16 were reduced by $2.5 million related to the impact of loss recognition on a closed block of payout annuities resulting from changes in long-term interest rates and mortality assumptions. In addition, pre-tax operating earnings were impacted by changes in marketing expenses which were higher in 4Q17 compared to 4Q16, but lower for full year 2017 compared to 2016.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We expect this segment to report earnings in 2018 in the range of $10 million to $20 million, but because of the seasonality of advertising spend, we expect a loss in the range of $1 million to $3 million in 1Q18.
Long-term care in run-off only includes the long-term care business that was recaptured in September 2016. This segment recognized pre-tax operating earnings of $.6 million in 4Q17 compared to a loss of $3.9 million in 4Q16. Such losses in the 4Q16 period included the unfavorable impact of $2.6 million related to the effect of loss recognition on this closed block of long-term care business. The interest-adjusted benefit ratio for this long-term care block was 82.2 percent in 4Q17 compared to 213.5 percent in 4Q16. We expect this segment to report

CNO Financial (5)
February 13, 2018

normalized earnings before net realized investment gains (losses) of approximately breakeven over the long-term. However, this segment's quarterly results can be volatile given its relatively low testing margins.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Pre-tax losses in 4Q17 were $3.3 million compared to $23.0 million of losses in 4Q16 primarily reflecting favorable investment returns and lower expenses. Investment returns were $11 million higher in 4Q17 as compared to 4Q16 (including $8.1 million related to the change in value of investments backing our Company-owned life insurance used as a vehicle to fund Bankers Life's agent deferred compensation plan). Pre-tax losses in 4Q16 included a $5.5 million increase to legal reserves related to legacy business of our predecessor.
Non-Operating Items
Net realized investment losses in 4Q17 were $2.0 million (net of related amortization) including other-than-temporary impairment losses of $4.6 million which were recorded in earnings. Net realized investment losses in 4Q16 were $14.8 million (net of related amortization) including other-than-temporary impairment losses of $7.5 million recorded in earnings.
During 4Q17 and 4Q16, we recognized increases in earnings of $5.5 million and $46.2 million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization. Such amounts include the impacts of changes in market interest rates used to determine the derivative's estimated fair value.
During 4Q17 and 4Q16, we recognized increases in earnings of $1.2 million and $15.1 million, respectively, for the mark-to-market change in the agent deferred compensation plan liability which was impacted by changes in the underlying actuarial assumptions used to value the liability. We recognize the mark-to-market change in the estimated value of this liability through earnings as assumptions change.
In 4Q17, the valuation allowance for deferred tax assets and other tax items included: (i) a net increase to tax expense of $172.5 million related to the impact of the Tax Reform Act; partially offset by (ii) a $15.4 million reduction in the valuation allowance for deferred tax assets primarily due to higher actual income compared to the amount used in our deferred tax valuation model.
In 4Q16, we previously disclosed we had reached a settlement with the IRS related to the appropriate classification of the loss recognized on our investment in Conseco Senior Health Insurance Company when it was transferred to an independent trust in 2008. In addition, we had reached a settlement related to a bad debt deduction with respect to a stock purchase loan made by our Predecessor to a member of the Predecessor’s board of directors. The settlement resulted in the recognition of additional life net operating loss carryforwards which offset taxable income earned by our life insurance subsidiaries in the third and fourth quarters of 2016 and the tax gain recognized on the recapture of our long-term care reinsurance agreements. The settlement resulted in a gain of $118.7 million in 4Q16.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was estimated at 446% at December 31, 2017, reflecting: (i) estimated 4Q17 and full-year 2017 statutory operating earnings of $105 million and $362 million, respectively; (ii) a $46 million reduction of statutory admitted deferred tax assets due to tax reform; and (iii) the payment of insurance company dividends to the holding company of $70.9 million during 4Q17 and $357.7 million during 2017. Such risk-based capital ratio was 459% at December 31, 2016.
During the fourth quarter of 2017, we repurchased $27.0 million of common stock under our securities repurchase program (including $1.0 million of repurchases settled in 1Q18). We repurchased 1.1 million common shares at an average cost of $24.38 per share. During 2017, we repurchased 7.8 million common shares at a total cost of $167.1 million. As of December 31, 2017, we had 166.9 million shares outstanding and had authority to repurchase up to an additional $385.6 million of our common stock. During 4Q17, dividends paid on common stock totaled $15.1 million.
Unrestricted cash and investments held by our holding company were $397 million at December 31, 2017, compared to $264 million at December 31, 2016, reflecting dividends from subsidiaries, partially offset by common stock repurchases and dividend payments.

CNO Financial (6)
February 13, 2018

Book value per common share was $29.05 and $25.82 at December 31, 2017 and 2016, respectively. Book value per diluted share, excluding accumulated other comprehensive income (loss) (3), was $21.43 at December 31, 2017, compared to $22.02 at December 31, 2016.
The debt-to-capital ratio was 15.9 percent and 16.9 percent at December 31, 2017 and 2016, respectively. Our debt-to-total capital ratio, excluding accumulated other comprehensive income (6) was 20.1 percent at December 31, 2017 compared to 19.1 percent at December 31, 2016.
CNO continues to expect free cash flow generation of approximately $300 million per year. The Company is committed to deploying 100 percent of its free cash flow into investments to accelerate profitable growth, funding potential long-term care risk reduction transactions, common stock dividends and share repurchases. The amount and timing of deployment will be based on business and market conditions and other factors including, but not limited to, the current price of our common stock, opportunities to invest in our business, acquisition transactions or ceding commissions related to reinsurance transactions.
Conference Call
The Company will host a conference call to discuss results on February 14, 2018 at 11:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

CNO Financial (7)
February 13, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: 2017 - $20,702.1; 2016 - $19,803.1)	$22,910.9	$21,096.2
Equity securities at fair value (cost: 2017 - $491.1; 2016 - $580.7)	511.7	584.2
Mortgage loans	1,650.6	1,768.0
Policy loans	116.0	112.0
Trading securities	284.6	363.4
Investments held by variable interest entities	1,526.9	1,724.3
Other invested assets	853.4	589.5
Total investments	27,854.1	26,237.6
Cash and cash equivalents - unrestricted	578.4	478.9
Cash and cash equivalents held by variable interest entities	178.9	189.3
Accrued investment income	245.9	239.6
Present value of future profits	359.6	401.8
Deferred acquisition costs	1,026.8	1,044.7
Reinsurance receivables	2,175.2	2,260.4
Income tax assets, net	366.9	789.7
Assets held in separate accounts	5.0	4.7
Other assets	319.5	328.5
Total assets	$33,110.3	$31,975.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$11,220.7	$10,912.7
Future policy benefits	11,521.3	10,953.3
Liability for policy and contract claims	530.3	500.6
Unearned and advanced premiums	261.7	282.5
Liabilities related to separate accounts	5.0	4.7
Other liabilities	751.8	611.4
Investment borrowings	1,646.7	1,647.4
Borrowings related to variable interest entities	1,410.7	1,662.8
Notes payable – direct corporate obligations	914.6	912.9
Total liabilities	28,262.8	27,488.3
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: 2017 - 166,857,931; 2016 - 173,753,614)	1.7	1.7
Additional paid-in capital	3,073.3	3,212.1
Accumulated other comprehensive income	1,006.7	622.4
Retained earnings	765.8	650.7
Total shareholders' equity	4,847.5	4,486.9
Total liabilities and shareholders' equity	$33,110.3	$31,975.2

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CNO Financial (8)
February 13, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Insurance policy income	$660.1	$654.1	$2,647.3	$2,601.1
Net investment income:
General account assets	325.1	315.6	1,285.4	1,204.1
Policyholder and other special-purpose portfolios	94.1	38.4	265.9	121.1
Realized investment gains (losses):
Net realized investment gains (losses), excluding impairment losses	2.6	(7.5)	77.4	47.9
Other-than-temporary impairments:
Total other-than-temporary impairment losses	(4.6)	(11.1)	(21.9)	(35.9)
Change in other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	3.6	(.9)	3.6
Net impairment losses recognized	(4.6)	(7.5)	(22.8)	(32.3)
Loss on dissolution of variable interest entities	—	—	(4.3)	(7.3)
Total realized gains (losses)	(2.0)	(15.0)	50.3	8.3
Fee revenue and other income	12.8	11.8	48.3	50.5
Total revenues	1,090.1	1,004.9	4,297.2	3,985.1
Benefits and expenses:
Insurance policy benefits	661.1	529.3	2,602.7	2,390.5
Loss on reinsurance transaction	—	—	—	75.4
Interest expense	31.4	30.4	123.7	116.4
Amortization	58.0	71.7	239.3	253.3
Loss on extinguishment of borrowings related to variable interest entities	4.0	—	9.5	—
Other operating costs and expenses	210.2	192.8	841.5	796.3
Total benefits and expenses	964.7	824.2	3,816.7	3,631.9
Income before income taxes	125.4	180.7	480.5	353.2
Income tax expense (benefit):
Tax expense on period income	39.2	66.1	162.8	127.8
Valuation allowance for deferred tax assets and other tax items	157.1	(119.6)	142.1	(132.8)
Net income (loss)	$(70.9)	$234.2	$175.6	$358.2
Earnings per common share:
Basic:
Weighted average shares outstanding	167,428,000	173,634,000	170,025,000	176,638,000
Net income (loss)	$(.42)	$1.35	$1.03	$2.03
Diluted:
Weighted average shares outstanding	167,428,000	175,173,000	172,144,000	178,323,000
Net income (loss)	$(.42)	$1.34	$1.02	$2.01

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CNO Financial (9)
February 13, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Year ended
	December 31,
	2017	2016
Adjusted EBIT (4):
Bankers Life	$418.9	$397.9
Washington National	98.3	102.9
Colonial Penn:
Inforce business (5)	68.8	54.4
New business (5)	(46.2)	(52.7)
Total Colonial Penn	22.6	1.7
Long-term care in run-off	1.7	(3.9)
Adjusted EBIT from business segments	541.5	498.6
Corporate Operations, excluding corporate interest expense	(40.3)	(42.5)
Adjusted EBIT	501.2	456.1
Corporate interest expense	(46.5)	(45.8)
Operating earnings before taxes	454.7	410.3
Tax expense on operating income	153.8	147.8
Net operating income (1)	300.9	262.5
Net realized investment gains (net of related amortization)	49.3	7.6
Fair value changes in embedded derivative liabilities (net of related amortization)	(2.5)	9.6
Fair value changes and amendment related to agent deferred compensation plan	(12.2)	3.1
Loss on reinsurance transaction	—	(75.4)
Other	(8.8)	(2.0)
Non-operating income (loss) before taxes	25.8	(57.1)
Income tax expense (benefit):
On non-operating income (loss)	9.0	(20.0)
Valuation allowance for deferred tax assets and other tax items	142.1	(132.8)
Net non-operating income (loss)	(125.3)	95.7
Net income	$175.6	$358.2

Per diluted share:
Net operating income	$1.75	$1.47
Net realized investment gains (net of related amortization and taxes)	.19	.03
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.01)	.04
Fair value changes and amendment related to agent deferred compensation plan (net of taxes)	(.05)	.01
Loss on reinsurance transaction (net of taxes)	—	(.27)
Valuation allowance for deferred tax assets and other tax items	(.83)	.74
Other	(.03)	(.01)
Net income	$1.02	$2.01

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CNO Financial (10)
February 13, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING SIGNIFICANT ITEMS*
(Dollars in millions, except per share data)

	Three months ended
	December 31, 2016*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$138.9	$(48.2)	$90.7
Washington National	29.9	—	29.9
Colonial Penn	4.6	2.5	7.1
Long-term care in run-off	(3.9)	2.6	(1.3)
Adjusted EBIT from business segments	169.5	(43.1)	126.4
Corporate Operations, excluding corporate interest expense	(23.0)	5.5	(17.5)
Adjusted EBIT (4)	146.5	(37.6)	108.9
Corporate interest expense	(11.5)	—	(11.5)
Operating earnings before taxes	135.0	(37.6)	97.4
Tax expense on operating income	50.1	(13.5)	36.6
Net operating income	$84.9	$(24.1)	$60.8

Net operating income per diluted share	$.49	$(.14)	$.35

* This table summarizes the financial impact of significant items (as described in the segment results section of this press release) on our 4Q16 net operating income.

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CNO Financial (11)
February 13, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
FIRST-YEAR COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	December 31,
	2017	2016
Bankers Life:
Medicare supplement	$17.4	$19.3
Long-term care	3.9	4.2
Supplemental health	1.2	1.4
Other health	.2	.1
Life	32.9	33.7
Annuity	270.8	283.4
Total	326.4	342.1
Washington National:
Supplemental health and other health	18.1	17.7
Life	1.2	1.4
Annuity	—	.2
Total	19.3	19.3
Colonial Penn:
Life	11.6	13.2
Total	11.6	13.2
Total first-year collected premiums from segments	$357.3	$374.6

TOTAL COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	December 31,
	2017	2016
Bankers Life:
Medicare supplement	$190.8	$191.2
Long-term care	108.9	114.7
Supplemental health	5.8	5.5
Other health	1.5	1.5
Life	117.0	113.8
Annuity	272.3	284.9
Total	696.3	711.6
Washington National:
Supplemental health and other health	147.7	142.1
Medicare supplement	12.9	14.9
Life	7.7	7.7
Annuity	.3	.5
Total	168.6	165.2
Colonial Penn:
Life	71.5	69.2
Medicare supplement and other health	.5	.6
Total	72.0	69.8
Long-term care in run-off:
Long-term care	4.0	4.7
Total	4.0	$4.7
Total collected premiums from segments	$940.9	$951.3

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CNO Financial (12)
February 13, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NEW ANNUALIZED PREMIUMS FOR LIFE AND HEALTH PRODUCTS (2)
(Dollars in millions)

	Three months ended
	December 31,
	2017	2016
Bankers Life:
Medicare supplement	$20.0	$23.9
Long-term care	5.1	5.5
Supplemental health and other health	1.9	1.6
Life	16.5	17.0
Total	43.5	48.0
Washington National:
Supplemental health	24.8	25.2
Life	2.3	1.8
Total	27.1	27.0
Colonial Penn:
Life	14.8	14.7
Total	14.8	14.7
Total new annualized premiums	$85.4	$89.7

ANNUITY ACCOUNT VALUES
(Dollars in millions)

	December 31,
	2017	2016
Bankers Life	$8,163.3	$7,788.5
Washington National	378.2	413.7
Total	$8,541.5	$8,202.2

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CNO Financial (13)
February 13, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	December 31,
	2017	2016
Bankers Life:
Medicare supplement:
Earned premium	$193 million	$193 million
Benefit ratio (7)	70.7%	71.2%
Long-term care:
Earned premium	$111 million	$118 million
Benefit ratio (7)	135.3%	134.7%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	73.1%	76.0%
Washington National:
Medicare supplement:
Earned premium	$13 million	$15 million
Benefit ratio (7)	67.0%	64.8%
Supplemental health:
Earned premium	$149 million	$144 million
Benefit ratio (7)	80.7%	81.0%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	56.6%	57.0%
Long-term care in run-off:
Long-term care:
Earned premium	$4 million	$5 million
Benefit ratio (7)	251.7%	365.8%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	82.2%	213.5%

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CNO Financial (14)
February 13, 2018

NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) net realized investment gains or losses, net of related amortization and taxes; (ii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (iii) fair value changes and amendment related to the agent deferred compensation plan, net of taxes, (iv) changes in the valuation allowance for deferred tax assets and other tax items; and (v) other non-operating items consisting primarily of earnings attributable to variable interest entities, net of taxes ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 9. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium for life and health products, which includes 10% of single premium whole life deposits and 100% of all other premiums (excluding annuities). Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. In addition, the value of capital used to calculate this non-GAAP measure at December 31, 2017 is reduced by the $205.4 million impact recorded in retained earnings in the fourth quarter of 2017 from the remeasurement of deferred tax liabilities originally recorded in accumulated other comprehensive income. Management believes this adjustment to the December 31, 2017 non-GAAP measure is useful because it removes the tax effects stranded in accumulated other comprehensive income as a result of accounting rules which require the effects of the Tax Reform Act on deferred tax balances to be recorded in earnings, even if the balance was originally recorded in accumulated other comprehensive income.

(4)
Management believes that an analysis of earnings before net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, fair value changes and amendment related to the agent deferred compensation plan, other non-operating items, corporate interest expense and taxes ("Adjusted EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of Adjusted EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 9.

(5)
Management believes that an analysis of Adjusted EBIT for Colonial Penn, separated between inforce and new business, provides increased clarity for this segment as the vast majority of the costs to generate new business in this segment are not deferrable and Adjusted EBIT will fluctuate based on management’s decisions on how much marketing costs to incur in each period. Adjusted EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. Adjusted EBIT from inforce business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and inforce business is based on estimates, which we believe are reasonable.

(6)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. In addition, the value of capital used to calculate this non-GAAP measure at December 31, 2017 is reduced by the $205.4 million impact recorded in retained earnings in the fourth quarter of 2017 from the remeasurement of deferred tax liabilities originally recorded in accumulated other comprehensive income. Management believes this adjustment to the December 31, 2017 non-GAAP measure is useful because it removes the tax effects stranded in accumulated other comprehensive income as a result of accounting rules which require the effects of the Tax Reform Act on deferred tax balances to be recorded in earnings, even if the balance was originally recorded in accumulated other comprehensive income.

(7)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(8)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset (which is equal to the tabular interest on the related insurance liabilities). Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

CNO Financial (15)
February 13, 2018

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions and uncertainties, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) changes to our estimates of the impact of the Tax Cuts and Jobs Act; (xii) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xiii) changes in accounting principles and the interpretation thereof; (xiv) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems; (xvi) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvii) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xviii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xix) changes in capital deployment opportunities; (xx) our ability to maintain effective controls over financial reporting; (xxi) our ability to continue to recruit and retain productive agents and distribution partners; (xxii) customer response to new products, distribution channels and marketing initiatives; (xxiii) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxiv) regulatory changes or actions, including: those relating to regulation of the financial affairs of our insurance companies, such as the calculation of risk-based capital and minimum capital requirements, and payment of dividends and surplus debenture interest to us; regulation of the sale, underwriting and pricing of products; and health care regulation affecting health insurance products; (xxv) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets; (xxvi) availability and effectiveness of reinsurance arrangements, as well as the impact of any defaults or failure of reinsurers to perform; (xxvii) the amount we may need to pay to a reinsurer and the earnings charge we may incur in connection with a long-term care reinsurance transaction; (xxviii) the performance of third party service providers and potential difficulties arising from outsourcing arrangements; (xxix) the growth rate of sales, collected premiums, annuity deposits and assets; (xxx) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (xxxi) events of terrorism, cyber attacks, natural disasters or other catastrophic events, including losses from a disease pandemic; (xxxii) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; and (xxxiii) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

For further information: (News Media) Beth Hengeveld +1.312.396.7467 or (Investors) Adam Auvil +1.317.817.6310

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